UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 19, 2004

Date of Report (Date of
earliest event reported)

NeoRx Corporation
(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

300 Elliot Avenue West, Suite 500, Seattle, WA		98119
(Address of principal executive offices)		(Zip Code)

(206) 281-7001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On October 19, 2004, NeoRx Corporation issued a press release announcing that Susan D. Berland has been appointed as Chief Financial Officer, effective October 25, 2004, the date Ms. Berland will join the Company.  Ms. Berland will assume the Company’s senior financial responsibilities from Michael K. Jackson, Corporate Controller and Chief Accounting Officer, who has been acting as the Company’s principal financial officer since April 2004.

Ms. Berland has entered into a Change of Control Agreement and a Key Executive Severance Agreement with the Company, each dated as of October 25, 2004.  Pursuant to the Change of Control Agreement, if we terminate Ms. Berland’s employment without cause, or if Ms. Berland terminates her employment for good reason, Ms. Berland is entitled to receive an amount equal to fifty percent of her annual base salary, fifty percent of the annual bonus that would have been paid but for the termination of her employment, up to one year’s medical and dental insurance benefits and the immediate vesting of all of her outstanding stock options.

Under the Change of Control Agreement, “cause” includes the following events: refusal or persistent failure to carry out any of the executive’s material duties after reasonable notice and an opportunity to correct the failure, violation by the executive of a state or federal criminal law involving a crime against the Company or any other crime involving moral turpitude, the executive’s abuse of alcohol or controlled substances, deception, fraud or dishonesty by the executive or any incident materially compromising the executive’s reputation or ability to represent us with the public. “Good reason” includes a material diminution in the executive’s position, duties or responsibility, our failure to pay the executive’s annual salary and bonus as provided in the agreement, requiring the executive to be based further than 50 miles from San Francisco, California or our failure to properly assign the Agreement to a successor.  The Agreement runs for an initial one-year term and renews automatically for successive one-year periods unless either party gives 90 days’ notice.  If a change of control occurs, the Agreement automatically renews and runs for a period of two additional years.  A “change of control” is triggered upon the occurrence of certain mergers, consolidations, reorganizations or purchases of significant minority interests in our voting securities, a sale of substantially all of our assets or the failure of incumbent board members (or persons nominated or appointment by incumbent board members) to hold a majority of the seats on our Board of Directors.

Pursuant to the Key Executive Severance Agreement, if we terminate Ms. Berland’s employment without cause or if she terminates for good reason, Ms. Berland is entitled to receive a severance payment of seventy-five percent of her current annual base salary and up to nine months’ medical and dental insurance benefits.  The Agreement runs for an initial one-year term and renews automatically for successive one-year periods unless either party gives 90 days’ notice.  The definitions of “cause” and “good reason” are the same as in the Change of Control Agreement described above.  The Key Executive Severance Agreement does not supersede or nullify the Change of Control Agreement.  However, if Ms. Berland’s termination of employment falls into the scope of both agreements, we do not need to make payments under the Severance Agreement to the extent we are making the same payments under the Change of Control Agreement.

Other than as specifically provided in the Severance Agreement and the Change of Control Agreement, these agreements provide for “at-will” employment, which means that Ms. Berland may terminate her service with the Company at any time.  Copies of the Key Executive Severance Agreement and Change of Control Agreement are filed as exhibits hereto and are hereby incorporated by reference.  Upon commencement of her employment, Ms. Berland will be awarded an option, under the NeoRx Corporation 2004 Incentive Compensation Plan, to purchase 150,000 shares of the Company’s common stock.  The per share exercise price of the option will be equal to the closing price of NeoRx Common Stock on the date of the option grant.

Item 5.02.           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 19, 2004, NeoRx Corporation issued a press release announcing that Susan D. Berland has been appointed as Chief Financial Officer, effective October 25, 2004, the date Ms. Berland will join the Company.  Ms. Berland will assume the Company’s senior financial responsibilities from Michael K. Jackson, Corporate Controller and Chief Accounting Officer, who has been acting as the Company’s senior financial officer since April 2004.  A copy of the press release is attached hereto and is hereby incorporated by reference.

Prior to joining the Company, Ms. Berland, 50, was an independent consultant in the biotechnology sector.  From 2000 to June 2003, Ms. Berland was the Chief Financial Officer of DNA Sciences, Inc., a biotechnology company based in Fremont, California.  Ms. Berland was Head of Financial Planning at Monsanto (NYSE:  MON), a provider of agricultural products and pharmaceuticals from 1999 to 2000, and was Director, Mergers and Acquisitions for Monsanto from 1996 to 1999.

See disclosure under Item 1.01 above for the material terms of Ms. Berland’s Key Executive Severance Agreement and Change of Control Agreement.

Item 9.01.           Financial Statements and Exhibits.

(c)        Exhibits.

Exhibit 10.1	Key Executive Severance Agreement dated as of October 25, 2004, between the Company and Susan D. Berland.

Exhibit 10.2	Change of Control Agreement dated as of October 25, 2004, between the Company and Susan D. Berland.

Exhibit 99.1	Press release dated October 19, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoRx Corporation

Dated: October 19, 2004	By:	/s/ Michael K. Jackson
Michael K. Jackson
Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Key Executive Severance Agreement dated as of October 25, 2004, between the Company and Susan D. Berland.

10.2	Change of Control Agreement dated as of October 25, 2004, between the Company and Susan D. Berland.

99.1	Press Release dated October 19, 2004.